Exhibit 10.1

NATIONAL OILWELL VARCO, INC.

2018 LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Agreement

Grantee:	«Name»
Date of Grant:	February ___, 202__
Number of Restricted Stock Units Granted:	«Shares»

1. Notice of Grant. NOV Inc. (the “Company”) is pleased to notify you that you have been granted the above number of restricted stock units (the “Restricted Stock Units”) of the Company pursuant to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Agreement. A copy of the Plan is annexed to this Restricted Stock Unit Agreement (this “Agreement”) and shall be deemed a part hereof as if fully set forth herein.

2. Restricted Stock Units. The Restricted Stock Units are subject to the following terms, which you are deemed to accept by accepting this award:

(a) Payment and Determination of Value. Except as otherwise provided in Section 5 below, upon vesting and satisfying all applicable tax withholding obligations, the Company shall issue to you, on a date (the “Settlement Date”) within thirty (30) days following the date your Restricted Stock Units become vested (as described in Section 2(b) below), a number of whole shares of Stock equal to your vested Restricted Stock Units, rounded down to the nearest whole number. Such shares of Stock shall not be subject to any restriction on transfer other than any such restriction as may be required under local law. On the Settlement Date, the Company may pay to you cash in lieu of any fractional share of Stock represented by a fractional Restricted Stock Unit subject to this Award in an amount equal to the Fair Market Value on the vesting date of such fractional share of Stock. In addition, the Company may, to the extent required by local law, pay to you cash in lieu of any shares of Stock otherwise payable under this Agreement. Distributions on a share of Restricted Stock Units or cash dividend equivalents may be held by the Company without interest until the Restricted Stock Units with respect to which the distribution was made becomes vested or is forfeited and then paid to you or forfeited, as the case may be. Any distributions or dividend equivalents accrued and held by the Company until vesting will be paid based on the total number of shares earned under the Agreement.

(b) Vesting. Subject to the further provisions of this Agreement, the Restricted Stock Units shall become vested in accordance with the following schedule:

VESTING DATE	VESTED PERCENTAGE
February ___, 2023	33-1/3%
February ___, 2024	33-1/3%
February ___, 2025	33-1/3%

(c) Termination of Employment. Subject to the terms of any applicable employment agreement or severance agreement between you and the Company (both hereinafter referred to together as the “Employment Agreements”), any portion of the Restricted Stock Units that does not become vested in accordance with the provisions of Section 2(b) above shall be forfeited to the Company for no consideration on the date of your Termination for any reason, other than as provided in the remaining provisions of this Section 2.

(d) Accelerated Vesting. Notwithstanding the preceding, some or all of your Restricted Stock Units may become vested as follows:

(i) Change of Control Termination. In the event of your Change in Control Termination, all of your Restricted Stock Units shall become fully vested and, subject to Section 5 below, shall be settled in shares of Stock on the date of your Termination or as soon as administratively practicable thereafter.

(ii) Disability. If your employment with the Company terminates by reason of Disability, all of your Restricted Stock Units shall become fully vested and, subject to Section 5 below, shall be settled in shares of Stock on the date of your Termination or as soon as administratively practicable thereafter.

(iii) Death. If your employment with the Company terminates by reason of death, all of your Restricted Stock Units shall become fully vested and shall be settled in shares of Stock on the date of your death or as soon as administratively practicable thereafter.

Notwithstanding the preceding, the provisions of the Employment Agreements concerning the vesting of Restricted Stock Units are incorporated hereby and made a part of this Agreement. In the event of any conflict between the Employment Agreements and this Agreement, the terms of the Employment Agreements shall control. In addition, if your employment with the Company terminates or is terminated under circumstances constituting retirement under any then-existing Board-approved retirement policy or program, vesting, payment and/or forfeiture of your Restricted Stock Units, as applicable, shall be determined in accordance with such retirement policy or program.

3. Award Acceptance. The Restricted Stock Units are granted subject to your unequivocal acceptance of the terms and conditions of this Agreement, which shall be evidenced by your compliance with the online acceptance instructions provided by the Company.

4. Withholding of Tax. To the extent that the grant or vesting of Restricted Stock Units results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Subsidiary, which, with the consent of the Company (or the Committee if you are subject to Section 16(b) of the Exchange Act), may include withholding a number of Shares that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the Subsidiary such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law. No delivery of shares of Stock shall be made under this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

Regardless of any action the Company or Subsidiary that employs you takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company or Subsidiary that employs you (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the settlement of the Award into shares of Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Stock acquired pursuant to the Award; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company or Subsidiary may withhold a portion of the shares of Stock otherwise issuable upon vesting of the Award that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld by the Company or Subsidiary with respect to the shares of Stock. The cash equivalent of the shares withheld will be used to settle the obligation to withhold the Tax-Related Items. No fractional shares of Stock will be withheld or issued pursuant to the grant of the Award and the issuance of shares of Stock hereunder. Alternatively, the Company or Subsidiary may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding in shares of Stock. In the event the withholding requirements are not satisfied through the withholding of shares of Stock or, through your salary or other amounts payable to you, no shares of Stock will be issued to you (or your estate) in settlement of the Award unless and until satisfactory arrangements (as determined by the Company) have been made by you with respect to the payment of any Tax-Related Items which the Company or Subsidiary determines, in its sole discretion, must be withheld or collected with respect to such Award. By accepting this Award you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder. All other Tax-Related Items related to the Award and any shares of Stock delivered in payment thereof are your sole responsibility.

5. Code Section 409A. If and to the extent any portion of any payment provided to you under this Agreement in connection with your separation from service in Section 409A is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and you are a “specified employee” as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with the procedures separately adopted by the Company for this purpose, by which determination you, as a condition to accepting benefits under this Agreement and the Plan, agrees that you are is bound, such portion of the shares of Company’s common stock to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of your death (as applicable, the “New Payment Date”). The shares that otherwise would have been delivered to you during the period between the date of separation from service and the New Payment Date shall be delivered to you on such New Payment Date, and any remaining shares will be delivered on their original schedule. Neither the Company nor you will have the right to accelerate or defer the delivery of any such shares except to the extent specifically permitted or required by Code Section 409A. This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

6. Miscellaneous.

(a) Entire Agreement; Governing Law. These Restricted Stock Units constitute awards of Phantom Shares for purposes of the Plan and are granted under and governed by the terms and conditions of the Plan, this Agreement and any country specific addendum to this Agreement. In the event of any conflict between the Plan, the Employment Agreements and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.

(b) Employment Relationship. For purposes of this Agreement, you will be considered to be in the employment of the Company as long as you remain an employee of either the Company or Subsidiary (as such term is defined in the Plan). Nothing in the adoption of the Plan or the award of the Restricted Stock Units thereunder pursuant to this Agreement shall confer upon you the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, you shall be on an at-will basis, and the employment relationship may be terminated at any time by either you or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a Termination of your employment, and the cause of such Termination, shall be determined by the Committee, and its determination shall be final. For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company or any Subsidiary.

(c) Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(d) Transfer Restrictions. You may not sell, transfer, pledge, exchange, hypothecate or dispose of Restricted Stock Units in any manner otherwise than by will or by the laws of descent or distribution. A breach of these terms of this Agreement shall cause a forfeiture of your Restricted Stock Units.

(e) Forfeiture in Certain Circumstances (“Clawback”). The Committee may, at its sole discretion, terminate this Award if it determines that you have violated the Company’s Clawback Policy.

(f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.

(g) Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of shares of Stock prior to the date that shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain forfeitable as stated in this Agreement.

(h) Local Laws. If your service terminates (whether or not in breach of local labor laws), the effective date of such termination of service for all purposes of this Agreement will be extended by any notice period mandated under local law (e.g., active employment would include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when you are no longer employed for purposes of this Award.

(i) No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

7. Definitions. Unless the context otherwise requires, all terms that are not defined in this Agreement but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein. Notwithstanding the preceding, if you are a party to a written employment or severance agreement with the Company which defines one or more of the terms below, the definition in that agreement shall be incorporated into this Agreement and apply.

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Cause” shall mean you have (i) engaged in gross negligence or willful misconduct in the performance of your duties and responsibilities respecting your position with the Company; or (ii) a final conviction of a felony or a misdemeanor involving moral turpitude.

(c) “Change of Control” shall mean: (i) the Company completes the sale of assets having a gross sales price which exceeds 50% of the consolidated total capitalization of the Company (consolidated total stockholders’ equity plus consolidated total long-term debt as determined in accordance with generally accepted accounting principles) as at the end of the last full fiscal quarter prior to the date such determination is made; or (ii) any corporation, person or group within the meaning of Section 13(d)(3) and 14(d)(2) of the Act, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of voting securities of the Company representing more than 30% of the total votes eligible to be cast at any election of directors of the Company.

(d) “Change in Control Termination” means your termination from employment with the Company on or within twelve months following a Change of Control that is either (i) initiated by the Company for reasons other than for “Cause”, or (ii) initiated by you after (a) a reduction by the Company of your authority, duties or responsibilities immediately prior to the Change of Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of your offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you), (b) a reduction of your base salary or total compensation as in effect immediately prior to the Change of Control (total compensation means for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan), or (c) your transfer, without your express written consent, to a location which is outside the general metropolitan area in which your principal place of business immediately prior to the Change of Control may be located or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control.

(e) “Disability” has the meaning provided in the Company’s long-term disability plan. If you are not eligible for the Company’s long-term disability plan, any determination of disability shall be made by the Committee based on the definition of disability provided in the Company’s long-term disability plan.

(f) “Section 409A” means Section 409A of Internal Revenue Code of 1986, as amended, including any regulatory guidance issued thereunder.

“Termination” means your “separation from service” (as defined in Section 409A) from the Company as an employee, director, consultant or other service provider.